Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6108 Fax 913 696 6116 News Release

YRC Worldwide Inc. is Renamed Yellow Corporation

Yellow Corporation Reports Fourth Quarter and Full Year 2020 Results

OVERLAND PARK, Kan., February 4, 2021 – Yellow Corporation (NASDAQ: YRCW) announced today that it has changed its name from YRC Worldwide Inc. to Yellow Corporation and it will begin trading under the NASDAQ ticker symbol YELL effective February 8, 2021. The Company’s LTL brands Holland, New Penn, Reddaway and YRC Freight, as well as HNRY Logistics continue to operate under their existing names.

“As we continue our transformation into a super-regional, LTL freight carrier, it is the right time to reintroduce the Yellow Corporation name and modernize the holding company brand,” said Darren Hawkins, Chief Executive Officer. Once we announced our plans to rebrand, our customers and employees shared their excitement. The Yellow brand is synonymous with the LTL industry and we are honored to continue its proud legacy of service with one of the largest, most comprehensive logistics and LTL networks in North America.

“Migrating to one Yellow technology platform and creating one Yellow network are the key enablers of our enterprise transformation strategy, which is to provide a superior customer experience under one Yellow brand.”

The Company also reported results for fourth quarter and year ended December 31, 2020.

Fourth quarter 2020 operating revenue was $1.165 billion and operating income was $13.7 million. In comparison, operating revenue in fourth quarter 2019 was $1.160 billion and operating income was $9.8 million, which included a $10.1 million net gain on property disposals.

Operating revenue for full year 2020 was $4.514 billion and operating income was $56.5 million, which included a $45.3 million net gain on property disposals. This compares to full year 2019 operating revenue of $4.871 billion and operating income of $16.2 million, which included a $13.7 million net gain on property disposals and $8.2 million for a non-cash impairment charge related to the write-down of an intangible asset.

Net loss for fourth quarter 2020 was $18.7 million, or $0.37 per share compared to net loss of $15.3 million, or $0.46 per share, in fourth quarter 2019. Full year net loss for 2020 was $53.5 million, or $1.28 per share, compared to a full year net loss in 2019 of $104.0 million, or $3.13 per share, which included a $11.2 million loss on extinguishment of debt associated with a refinancing of the Company’s term loan agreement.

Hawkins continued “During the fourth quarter volume and pricing continued to improve in a tighter capacity environment. As the industrial and retail segments of the economy rebound a shortage of drivers is keeping a lid on LTL capacity. Overall, the industry is stable and well positioned for a strong 2021.

“With a strong liquidity position of $440 million at the end of 2020, along with the next $176 million of CARES Act loan Tranche B funds that we received in January, we are positioned to continue making significant investments into our business. We expect capital expenditures in 2021 to be in the range of $450 million to $550 million, with planned investments in tractors, trailers, technology, box trucks, containers, liftgates and other assets. Much of the new equipment is expected to enhance safety and improve fuel efficiency.

“In addition to a robust capital expenditure plan our key priorities in 2021 include meeting our customers’ evolving needs, mitigating increased purchased transportation expense and remaining focused on hiring and training drivers in a capacity constrained marketplace.

“During a challenging and unprecedented 2020, our nearly 30,000 employees persevered, continuing their essential service for our customers and the communities we serve with a proud sense of patriotism. They are heroes and their dedication and commitment are greatly appreciated. I have never been prouder of our team,” concluded Hawkins.

Financial Update

•

On a non-GAAP basis, the Company generated Adjusted EBITDA of $57.9 million in fourth quarter 2020, a $10.6 million increase compared to $47.3 million in the prior year comparable quarter (as detailed in the reconciliation below). Last twelve months (LTM) Adjusted EBITDA was $191.9 million compared to $210.6 million in 2019 (as detailed in the reconciliation below).

•

In fourth quarter 2020 the Company invested $99.2 million in capital expenditures which is equal to 8.5% of operating revenue. This compares to $31.7 million in capital expenditures and $18.5 million in capital value equivalent in new operating leases, for a total of $50.2 million and 4.3% of operating revenue in fourth quarter 2019.

Operational Update

•	The operating ratio for fourth quarter 2020 was 98.8 compared to 99.2 in fourth quarter 2019.

•

Fourth quarter LTL revenue per hundredweight, excluding fuel surcharge, increased 2.2% and LTL revenue per shipment increased 4.8% compared to the same period in 2019. Including fuel surcharge, fourth quarter LTL revenue per hundredweight decreased 0.7% and LTL revenue per shipment increased 1.8%.

•	Fourth quarter 2020 LTL tonnage per day increased 2.4% when compared to fourth quarter 2019.

Liquidity Update

•

The Company’s available liquidity, which is comprised of cash and cash equivalents and Managed Accessibility (as detailed in the supplemental information provided below) under its ABL facility, was $440.2 million as of December 31, 2020 compared to $80.4 million in the prior year, an increase of $359.8 million.

•	The Company’s outstanding debt was $1.284 billion as of December 31, 2020, an increase of $381.2 million compared to $902.8 million as of December 31, 2019.

•	For full year 2020, cash provided by operating activities was $122.5 million compared to $21.5 million in 2019.

Key Information – Fourth quarter 2020 compared to fourth quarter 2019

Yellow Corporation	2020	2019	Percent Change (a)
Workdays	60.5	62.0
Operating revenue (in millions)	$1,164.5	$1,159.5	0.4%
Operating income (in millions)	$13.7	$9.8	39.8%
Operating ratio	98.8	99.2	0.4	pp
LTL tonnage per workday (in thousands)	40.22	39.28	2.4%
LTL shipments per workday (in thousands)	69.03	69.10	(0.1)%
LTL picked up revenue per hundredweight incl FSC	$21.46	$21.60	(0.7)%
LTL picked up revenue per hundredweight excl FSC	$19.46	$19.04	2.2%
LTL picked up revenue per shipment incl FSC	$250	$246	1.8%
LTL picked up revenue per shipment excl FSC	$227	$216	4.8%
LTL weight/shipment (in pounds)	1,165	1,137	2.5%
Total tonnage per workday (in thousands)	51.81	49.82	4.0%
Total shipments per workday (in thousands)	70.88	70.68	0.3%
Total picked up revenue per hundredweight incl FSC	$18.33	$18.50	(1.0)%
Total picked up revenue per hundredweight excl FSC	$16.67	$16.37	1.9%
Total picked up revenue per shipment incl FSC	$268	$261	2.7%
Total picked up revenue per shipment excl FSC	$244	$231	5.6%
Total weight/shipment (in pounds)	1,462	1,410	3.7%

(a)	Percent change based on unrounded figures and not the rounded figures presented

Key Information – Full year 2020 compared to full year 2019

Yellow Corporation	2020	2019	Percent Change (a)
Workdays	253.0	251.5
Operating revenue (in millions)	$4,513.7	$4,871.2	(7.3)%
Operating income (in millions)	$56.5	$16.2	NM
Operating ratio	98.7	99.7	1.0 pp
LTL tonnage per workday (in thousands)	38.91	41.01	(5.1)%
LTL shipments per workday (in thousands)	67.12	72.55	(7.5)%
LTL picked up revenue per hundredweight incl FSC	$20.82	$21.61	(3.6)%
LTL picked up revenue per hundredweight excl FSC	$18.78	$19.05	(1.4)%
LTL picked up revenue per shipment incl FSC	$241	$244	(1.2)%
LTL picked up revenue per shipment excl FSC	$218	$215	1.1%
LTL weight/shipment (in pounds)	1,159	1,131	2.6%
Total tonnage per workday (in thousands)	49.76	51.47	(3.3)%
Total shipments per workday (in thousands)	68.96	74.17	(7.0)%
Total picked up revenue per hundredweight incl FSC	$17.82	$18.66	(4.5)%
Total picked up revenue per hundredweight excl FSC	$16.13	$16.50	(2.3)%
Total picked up revenue per shipment incl FSC	$257	$259	(0.7)%
Total picked up revenue per shipment excl FSC	$233	$229	1.6%
Total weight/shipment (in pounds)	1,443	1,388	4.0%

(a)	Percent change based on unrounded figures and not the rounded figures presented

Review of Financial Results

Yellow Corporation will host a conference call with the investment community today, Thursday February 4, 2021, beginning at 5:00 p.m. ET.

A live audio webcast of the conference call and presentation slides will be available on Yellow Corporation’s website www.myyellow.com. A replay of the webcast will also be available at www.myyellow.com.

Non-GAAP Financial Measures

EBITDA is a non-GAAP measure that reflects the company’s earnings before interest, taxes, depreciation, and amortization expense. Adjusted EBITDA is a non-GAAP measure that reflects EBITDA, and further adjusts for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals, restructuring charges, transaction costs related to issuances of debt, non-recurring consulting fees, non-cash impairment charges and the gains or losses from permitted dispositions, discontinued operations, and certain non-cash expenses, charges and losses (provided that if any of such non-cash expenses, charges or losses represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period will be subtracted from Adjusted EBITDA in such future period to the extent paid). Adjusted EBITDA as used herein is defined as Consolidated EBITDA in our UST Credit Agreements and Term Loan Agreement (collectively, the “TL Agreements”). EBITDA and Adjusted EBITDA are used for internal management purposes as a financial measure that reflects the company’s core operating performance. In addition, management uses Adjusted EBITDA to measure compliance with financial covenants in our TL Agreements and to determine certain incentive compensation. We believe our presentation of EBITDA and Adjusted EBITDA is useful to investors and other users as these measures represent key supplemental information our management uses to compare and evaluate our core underlying business results, particularly in light of our leverage position and the capital-intensive nature of our business. Further, EBITDA is a measure that is commonly used by other companies in our industry and provides a comparison for investors to evaluate the performance of the companies in the industry. Additionally, Adjusted EBITDA helps investors to understand how the company is tracking against our financial covenants in our TL Agreements.

EBITDA and Adjusted EBITDA have the following limitations:

•	EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or fund principal payments on our outstanding debt;

•

Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or fund principal payments on our outstanding debt, letter of credit expenses, restructuring charges, transaction costs related to debt, non-cash charges, charges or losses (subject to the conditions above), or nonrecurring consulting fees, among other items;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•

Equity-based compensation is an element of our long-term incentive compensation program for certain employees, although Adjusted EBITDA excludes employee equity-based compensation expense when presenting our ongoing operating performance for a particular period; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, our non-GAAP measures should not be considered a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using our non-GAAP measures as secondary measures.  The company has provided reconciliations of its non-GAAP measures to GAAP net income (loss) within the supplemental financial information in this release.

*    *    *    *    *

Cautionary Note on Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “intend,” “anticipate,” “believe,” “could,” “would,” “should,” “may,” “project,” “forecast,” “look forward,”  “propose,” “plan,” “designed,” “enable,” and similar expressions which speak only as of the date the statement was made are intended to identify forward-looking statements. Forward-looking statements are inherently uncertain, are based upon current beliefs, assumptions and expectations of Company management and current market conditions, and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond our control. Our future financial condition and results could differ materially from those predicted in such forward-looking statements because of a number of factors, including (without limitation) general economic factors and transportation industry-specific economic conditions, including the impact of COVID-19; our ability to generate sufficient liquidity to satisfy our cash needs and future cash commitments, including (without limitation) the impact of COVID-19 on our results of operations, financial condition and cash flows; our obligations related to our indebtedness and lease and pension funding requirements, and our ability to achieve increased cash flows through improvement in operations; our failure to comply with the covenants in the documents governing our existing and future indebtedness; customer demand in the retail and manufacturing sectors; business risks and increasing costs associated with the transportation industry, including increasing equipment, operational and technology costs and disruption from natural disasters; competition and competitive pressure on pricing; the risk of labor disruptions or stoppages, if our relationship with our employees and unions were to deteriorate; increasing pension expense and funding obligations, subject to interest rate volatility; increasing costs relating to our self-insurance claims expenses; our ability to finance the maintenance, acquisition and replacement of revenue equipment and other necessary capital expenditures; our ability to comply and the cost of compliance with, or liability resulting from violation of, federal, state, local and foreign laws and regulations, including (without limitation) labor laws and laws and regulations regarding the environment; impediments to our operations and business resulting from anti-terrorism measures; the impact of claims and litigation expense to which we are or may become exposed; failure to realize the expected benefits and costs savings from our performance and operational improvement initiatives; our ability to attract and retain qualified drivers and increasing costs of driver compensation; a significant privacy breach or IT system disruption; risks of operating in foreign countries; our dependence on key employees; seasonality; shortages of fuel and changes in the cost of fuel or the index upon which we base our fuel surcharge and the effectiveness of our fuel surcharge program in protecting us against fuel price volatility; limitations on our operations, our financing opportunities, potential strategic transactions, acquisitions or dispositions resulting from restrictive covenants in the documents governing our existing and future indebtedness; fluctuations in the price of our common stock; dilution from future issuances of our common stock; our intention not to pay dividends on our common stock; that we have the ability to issue preferred stock that may adversely affect the rights of holders of our common stock; and other risks and contingencies, including (without limitation) the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

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About Yellow Corporation

Yellow Corporation has one of the largest, most comprehensive logistics and less-than-truckload (LTL) networks in North America with local, regional, national, and international capabilities. Through our teams of experienced service professionals, Yellow Corporation offers industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial, and retail goods with confidence. Yellow Corporation, headquartered in Overland Park, Kan., is the holding company for a portfolio of LTL brands including Holland, New Penn, Reddaway, and YRC Freight, as well as the logistics company HNRY Logistics.

Please visit our website at www.myyellow.com for more information.

Investor Contact: Tony Carreño

913-696-6108

investor@myyellow.com

Media Contact:    Mike Kelley

913-696-6121

mike.kelley@myyellow.com

SOURCE: Yellow Corporation

CONSOLIDATED BALANCE SHEETS

Yellow Corporation and Subsidiaries

(Amounts in millions except share and per share data)

	December 31, 2020	December 31, 2019
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$439.3	$109.2
Restricted amounts held in escrow	38.7	—
Accounts receivable, net	505.0	464.4
Prepaid expenses and other	46.8	44.6
Total current assets	1,029.8	618.2
PROPERTY AND EQUIPMENT:
Cost	2,795.5	2,761.6
Less—accumulated depreciation	(2,031.3)	(1,991.3)
Net property and equipment	764.2	770.3
Deferred income taxes, net	0.9	0.6
Pension	63.2	6.1
Operating lease right-of-use assets	276.0	386.0
Other assets	51.7	50.4
Total assets	$2,185.8	$1,831.6
LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$160.7	$163.7
Wages, vacations, and employee benefits	214.6	195.9
Current operating lease liabilities	114.2	120.8
Other current and accrued liabilities	207.2	167.5
Current maturities of long-term debt	4.0	4.1
Total current liabilities	700.7	652.0
OTHER LIABILITIES:
Long-term debt, less current portion	1,221.4	858.1
Pension and postretirement	16.7	236.5
Operating lease liabilities	172.6	246.3
Claims and other liabilities	297.7	279.9
Commitments and contingencies
SHAREHOLDERS’ DEFICIT:
Cumulative preferred stock, $1 par value per share	—	—
Common stock, $0.01 par value per share	0.5	0.3
Capital surplus	2,383.6	2,332.9
Accumulated deficit	(2,365.9)	(2,312.4)
Accumulated other comprehensive loss	(148.8)	(369.3)
Treasury stock, at cost	(92.7)	(92.7)
Total shareholders’ deficit	(223.3)	(441.2)
Total liabilities and shareholders’ deficit	$2,185.8	$1,831.6

STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

Yellow Corporation and Subsidiaries

For the Three and Twelve Months Ended December 31

(Amounts in millions except per share data, shares in thousands)

(Unaudited)

	Three Months		Twelve Months
	2020	2019	2020	2019
OPERATING REVENUE	$1,164.5	$1,159.5	$4,513.7	$4,871.2
OPERATING EXPENSES:
Salaries, wages and employee benefits	681.4	707.0	2,770.1	2,963.7
Fuel, operating expenses and supplies	173.0	205.9	719.1	889.0
Purchased transportation	199.5	149.2	638.8	614.2
Depreciation and amortization	32.5	36.7	134.9	152.4
Other operating expenses	64.4	61.0	239.6	241.2
Gains on property disposals, net	—	(10.1)	(45.3)	(13.7)
Impairment charges	—	—	—	8.2
Total operating expenses	1,150.8	1,149.7	4,457.2	4,855.0
OPERATING INCOME	13.7	9.8	56.5	16.2
NONOPERATING EXPENSES:
Interest expense	34.0	28.1	135.9	111.2
Loss on extinguishment of debt	—	—	—	11.2
Non-union pension and postretirement benefits	(2.0)	0.3	(6.3)	3.1
Other, net	1.2	(0.1)	—	(1.0)
Nonoperating expenses, net	33.2	28.3	129.6	124.5
INCOME (LOSS) BEFORE INCOME TAXES	(19.5)	(18.5)	(73.1)	(108.3)
INCOME TAX EXPENSE (BENEFIT)	(0.8)	(3.2)	(19.6)	(4.3)
NET INCOME (LOSS)	(18.7)	(15.3)	(53.5)	(104.0)
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX	118.0	(46.1)	220.5	(37.0)
COMPREHENSIVE INCOME (LOSS)	$99.3	$(61.4)	$167.0	$(141.0)
AVERAGE COMMON SHARES OUTSTANDING—BASIC	50,121	33,349	41,694	33,252
AVERAGE COMMON SHARES OUTSTANDING—DILUTED	50,121	33,349	41,694	33,252
LOSS PER SHARE—BASIC	$(0.37)	$(0.46)	$(1.28)	$(3.13)
LOSS PER SHARE—DILUTED	$(0.37)	$(0.46)	$(1.28)	$(3.13)
OPERATING RATIO (a):	98.8%	99.2%	98.7%	99.7%

(a)

Operating ratio is calculated as (i) 100 percent (ii) minus the result of dividing operating income by operating revenue or (iii) plus the result of dividing operating loss by operating revenue, and expressed as a percentage.

STATEMENTS OF CONSOLIDATED CASH FLOWS

Yellow Corporation and Subsidiaries

For the Twelve Months Ended December 31

(Amounts in millions)

(Unaudited)

	2020	2019
OPERATING ACTIVITIES:
Net income (loss)	$(53.5)	$(104.0)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	134.9	152.4
Lease amortization and accretion expense	160.9	168.0
Lease payments	(135.0)	(155.1)
Paid-in-kind interest	42.4	—
Debt-related amortization	17.5	6.7
Equity-based compensation and employee benefits expense	21.8	18.6
Non-union pension settlement charge	3.6	1.8
Gains on property disposals, net	(45.3)	(13.7)
Loss on extinguishment of debt	—	11.2
Impairment charges	—	8.2
Deferred income tax benefit, net	(14.9)	(3.0)
Other non-cash items, net	0.9	(0.3)
Changes in assets and liabilities, net:
Accounts receivable	(40.4)	7.1
Accounts payable	(3.6)	(14.8)
Other operating assets	(23.9)	(1.5)
Other operating liabilities	57.1	(60.1)
Net cash provided by operating activities	122.5	21.5
INVESTING ACTIVITIES:
Acquisition of property and equipment	(140.6)	(143.2)
Proceeds from disposal of property and equipment	56.1	25.9
Net cash used in investing activities	(84.5)	(117.3)
FINANCING ACTIVITIES:
Issuance of long-term debt, net	374.8	570.0
Repayment of long-term debt	(31.4)	(579.0)
Debt issuance costs	(12.0)	(12.7)
Payments for tax withheld on equity-based compensation	(0.6)	(0.9)
Net cash provided by (used in) financing activities	330.8	(22.6)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED AMOUNTS HELD IN ESCROW	368.8	(118.4)
CASH, CASH EQUIVALENTS AND RESTRICTED AMOUNTS HELD IN ESCROW, BEGINNING OF PERIOD	109.2	227.6
CASH, CASH EQUIVALENTS AND RESTRICTED AMOUNTS HELD IN ESCROW, END OF PERIOD	$478.0	$109.2
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$(67.6)	$(106.8)
Letter of credit fees paid	(7.1)	(6.8)
Income tax payment, net	(1.2)	(3.7)

SUPPLEMENTAL FINANCIAL INFORMATION

Yellow Corporation and Subsidiaries

(Amounts in millions)

(Unaudited)

SUPPLEMENTAL INFORMATION: Total Debt

As of December 31, 2020	Par Value	Discount	Commitment Fee	Debt Issue Costs	Book Value
New Term Loan	$613.0	$(21.0)	$—	$(9.3)	$582.7
ABL Facility	—	—	—	—	—
Tranche A UST Credit Agreement	302.3	—	(17.7)	(4.6)	280.0
Tranche B UST Credit Agreement	74.8	—	(4.4)	(1.2)	69.2
Secured Second A&R CDA	24.1	—	—	(0.1)	24.0
Unsecured Second A&R CDA	43.9	—	—	(0.1)	43.8
Lease financing obligations	225.9	—	—	(0.2)	225.7
Total debt	$1,284.0	$(21.0)	$(22.1)	$(15.5)	$1,225.4

As of December 31, 2019	Par Value	Discount	Commitment Fee	Debt Issue Costs	Book Value
New Term Loan	$600.0	$(28.1)	$—	$(12.0)	$559.9
ABL Facility	—	—	—	—	—
Secured Second A&R CDA	26.0	—	—	(0.1)	25.9
Unsecured Second A&R CDA	45.2	—	—	(0.1)	45.1
Lease financing obligations	231.6	—	—	(0.3)	231.3
Total debt	$902.8	$(28.1)	$—	$(12.5)	$862.2

SUPPLEMENTAL INFORMATION: Liquidity

	December 31, 2020	December 31, 2019
Cash and cash equivalents	$439.3	$109.2
Changes to restricted cash	(3.1)	(29.0)
Managed Accessibility (a)	4.0	0.2
Total Cash and cash equivalents and Managed Accessibility	$440.2	$80.4

(a)

Managed Accessibility represents the maximum amount we would access on the ABL Facility and is adjusted for eligible receivables plus eligible borrowing base cash measured for the applicable period. Based on the eligible receivable’s management uses to measure availability, which is 10% of the borrowing line, the credit agreement governing the ABL Facility permits adjustments from eligible borrowing base cash to restricted cash prior to the compliance measurement date which is 15 days from the period close.

SUPPLEMENTAL FINANCIAL INFORMATION

Yellow Corporation and Subsidiaries

For the Three and Twelve Months Ended December 31

(Amounts in millions)

(Unaudited)

	Three Months		Twelve Months
	2020	2019	2020	2019
Reconciliation of net loss to Adjusted EBITDA:
Net income (loss)	$(18.7)	$(15.3)	$(53.5)	$(104.0)
Interest expense, net	33.8	27.9	135.6	109.9
Income tax expense (benefit)	(0.8)	(3.2)	(19.6)	(4.3)
Depreciation and amortization	32.5	36.7	134.9	152.4
EBITDA	46.8	46.1	197.4	154.0
Adjustments for TL Agreements:
Gains on property disposals, net	—	(10.1)	(45.3)	(13.7)
Non-cash reserve changes (a)	(0.1)	2.1	2.9	16.1
Impairment charges	—	—	—	8.2
Letter of credit expense	2.1	1.7	7.3	6.5
Permitted dispositions and other	(0.2)	0.1	0.3	(0.9)
Equity-based compensation expense	0.4	1.1	4.7	6.3
Loss on extinguishment of debt	-	-	—	11.2
Non-union pension settlement charge	1.7	0.1	3.6	1.8
Other, net	2.0	0.6	3.5	2.9
Expense amounts subject to 10% threshold (b):
COVID-19	—	—	3.9	—
Other, net	8.5	4.1	17.3	18.2
Adjusted EBITDA prior to 10% threshold	61.2	45.8	195.6	210.6
Adjustments pursuant to TTM calculation (b)	(3.3)	1.5	(3.7)	—
Adjusted EBITDA	$57.9	$47.3	$191.9	$210.6

(a)	Non-cash reserve changes reflect the net non-cash reserve charge for union and non-union vacation, with such non-cash reserve adjustment to be reduced by cash charges in a future period when paid.
(b)

Pursuant to the UST Credit Agreements and Term Loan Agreement, Adjusted EBITDA limits certain adjustments in aggregate to 10% of the trailing-twelve-month ("TTM") consolidated Adjusted EBITDA, prior to the inclusion of amounts subject to the 10% threshold, for each period ending. Such adjustments include, but are not limited to, restructuring charges, integration costs, severance, and non-recurring charges. The limitation calculation is updated quarterly based on TTM Adjusted EBITDA, however, the sum of the quarters may not necessarily equal TTM Adjusted EBITDA due to the expiration of adjustments from prior periods.

Yellow Corporation and Subsidiaries

Statistics

Quarterly Comparison

	4Q20	4Q19	3Q20	Y/Y % (a)	Sequential % (a)
Workdays	60.5	62.0	64.0
LTL picked up revenue (in millions)	$1,044.6	$1,052.4	$1,076.1	(0.7)	(2.9)
LTL tonnage (in thousands)	2,434	2,436	2,584	(0.1)	(5.8)
LTL tonnage per workday (in thousands)	40.22	39.28	40.38	2.4	(0.4)
LTL shipments (in thousands)	4,176	4,284	4,480	(2.5)	(6.8)
LTL shipments per workday (in thousands)	69.03	69.10	70.00	(0.1)	(1.4)
LTL picked up revenue/cwt.	$21.46	$21.60	$20.82	(0.7)	3.1
LTL picked up revenue/cwt. (excl. FSC)	$19.46	$19.04	$18.90	2.2	3.0
LTL picked up revenue/shipment	$250	$246	$240	1.8	4.1
LTL picked up revenue/shipment (excl. FSC)	$227	$216	$218	4.8	4.1
LTL weight/shipment (in pounds)	1,165	1,137	1,154	2.5	1.0
Total picked up revenue (in millions)(b)	$1,148.8	$1,143.2	$1,179.1	0.5	(2.6)
Total tonnage (in thousands)	3,134	3,089	3,295	1.5	(4.9)
Total tonnage per workday (in thousands)	51.81	49.82	51.49	4.0	0.6
Total shipments (in thousands)	4,289	4,382	4,609	(2.1)	(7.0)
Total shipments per workday (in thousands)	70.88	70.68	72.02	0.3	(1.6)
Total picked up revenue/cwt.	$18.33	$18.50	$17.89	(1.0)	2.4
Total picked up revenue/cwt. (excl. FSC)	$16.67	$16.37	$16.29	1.9	2.3
Total picked up revenue/shipment	$268	$261	$256	2.7	4.7
Total picked up revenue/shipment (excl. FSC)	$244	$231	$233	5.6	4.6
Total weight/shipment (in pounds)	1,462	1,410	1,430	3.7	2.2
(b) Reconciliation of operating revenue to total picked up revenue (in millions):
Operating revenue	$1,164.5	$1,159.5	$1,183.4
Change in revenue deferral and other	(15.7)	(16.3)	(4.3)
Total picked up revenue	$1,148.8	$1,143.2	$1,179.1

(a)	Percent change based on unrounded figures and not the rounded figures presented.
(b)	Does not equal financial statement revenue due to revenue adjustments for shipments in transit and the impact of other revenue.

Yellow Corporation and Subsidiaries

Statistics

YTD Comparison

	2020	2019	Y/Y % (a)
Workdays	253.0	251.5
LTL picked up revenue (in millions)	$4,100.1	$4,457.2	(8.0)
LTL tonnage (in thousands)	9,845	10,314	(4.5)
LTL tonnage per workday (in thousands)	38.91	41.01	(5.1)
LTL shipments (in thousands)	16,982	18,246	(6.9)
LTL shipments per workday (in thousands)	67.12	72.55	(7.5)
LTL picked up revenue/cwt.	$20.82	$21.61	(3.6)
LTL picked up revenue/cwt. (excl. FSC)	$18.78	$19.05	(1.4)
LTL picked up revenue/shipment	$241	$244	(1.2)
LTL picked up revenue/shipment (excl. FSC)	$218	$215	1.1
LTL weight/shipment (in pounds)	1,159	1,131	2.6
Total picked up revenue (in millions)(b)	$4,487.7	$4,831.3	(7.1)
Total tonnage (in thousands)	12,589	12,946	(2.8)
Total tonnage per workday (in thousands)	49.76	51.47	(3.3)
Total shipments (in thousands)	17,446	18,653	(6.5)
Total shipments per workday (in thousands)	68.96	74.17	(7.0)
Total picked up revenue/cwt.	$17.82	$18.66	(4.5)
Total picked up revenue/cwt. (excl. FSC)	$16.13	$16.50	(2.3)
Total picked up revenue/shipment	$257	$259	(0.7)
Total picked up revenue/shipment (excl. FSC)	$233	$229	1.6
Total weight/shipment (in pounds)	1,443	1,388	4.0
(b) Reconciliation of operating revenue to total picked up revenue (in millions):
Operating revenue	$4,513.7	$4,871.2
Change in revenue deferral and other	(26.0)	(39.9)
Total picked up revenue	$4,487.7	$4,831.3

(a)	Percent change based on unrounded figures and not the rounded figures presented.
(b)	Does not equal financial statement revenue due to revenue adjustments for shipments in transit and the impact of other revenue.